Exhibit 10.76
AMENDMENT TO
RESTRICTED STOCK AWARD AGREEMENTS UNDER 2006 LTIP
     This Amendment, dated as of August                     , 2008, between ITC Holdings Corp. (the “Company”) and the undersigned (“Employee”).
     WHEREAS, the Company and Employee have entered into one or more Restricted Stock Award Agreements (the “Agreements”) to document restricted stock grant(s) made to Employee under the Company’s 2006 Long Term Incentive Plan;
     WHEREAS, the Compensation Committee of the Company’s Board of Directors has authorized the Company to amend the Agreements on the terms set forth herein;
     WHEREAS, the Company and Employee desire to amend the Agreement in accordance with Section 14 thereof;
     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Agreements and this Amendment, the parties hereby agree as follows:
1.	Section 2 of the Agreements is amended and restated in its entirety as follows:
     (a) So long as the Employee continues to be employed by the Company or its Subsidiaries, the Restricted Stock shall become 100% vested and non-forfeitable upon the earliest to occur of (i) the fifth anniversary of the Grant Date (the “Vesting Date”), (ii) the Employee ceasing to be employed due to Employee’s death or Disability, or (iii) the occurrence of a Change in Control. The Committee has irrevocably determined not to, and shall not (and shall not permit the Board to), exercise any right it may have under the Plan, including without limitation under such Section 9.2(c), to determine that the Restricted Stock shall not become immediately 100% vested upon a Change in Control.
     (b) If Employee’s employment is terminated for any reason other than Employee’s death, Disability or Retirement prior to the Vesting Date or a Change in Control, Employee’s right to shares of Common Stock subject to the Restricted Stock Award that are not yet vested automatically shall terminate and be forfeited by Employee unless the Committee, in the exercise of its authority under the Plan, modifies the Vesting Date in connection with such termination.
     (c) If Employee’s employment is terminated due to Employee’s Retirement prior to the Vesting Date or a Change in Control, the Restricted Stock shall become vested in increments of 20% of such shares in respect of each one year anniversary of the date of this Agreement prior to the date of such termination of employment and the remaining unvested shares of Restricted Stock shall be cancelled. “Retirement” as used in this Agreement shall mean the termination of the Employee’s employment, by the Company or by Employee, on or after Employee’s 65th birthday other than due to death or Disability.
     2. The term “Agreement” as used in the Agreements shall be deemed to refer to such Agreement as amended through the date hereof, including without limitation this Amendment.
     3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.
ITC HOLDINGS CORP.

By:

Name:

Title:

(signature)

(print Employee name)

2